Exhibit 99.1

Exhibit 99.1 - Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.

Date: April 7, 2025

First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation

By:	/s/ James M. Dykas
Name:	James M. Dykas
Title:	Chief Financial Officer of First Trust Portfolios L.P. and First Trust Advisors L.P., and Chief Financial Officer and Treasurer of The Charger Corporation